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                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-121263


                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement/base prospectus and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                    FINAL TERMS NO. 2190 DATED 24 AUGUST 2010

                         QUEENSLAND TREASURY CORPORATION

                  ISSUE OF A$13,350,000.000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017
 CURRENTLY TOTALING A$ 2,438,863,000.00 (A$ 710,354,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 14, 2005 and the US Prospectus dated December 17, 2004 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 11, 2009, which constitutes a base prospectus dated December 15, 2009 for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") and the U.S. Prospectus dated December 10, 2009 (together, the "Prospectus"),, save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the Original Prospectus and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.  (i)   Issuer:                               Queensland Treasury Corporation

    (ii)  Guarantor:                            The Treasurer on behalf of the
                                                Government of Queensland

    (iii) Commonwealth Guarantee:               Applicable

    (iv)  Guarantee Eligibility Certificate     QLDL00014
          Number:

2.        Benchmark line:                       2017
                                                (to be consolidated and form a
                                                single series with QTC 6% Global
                                                A$Bonds due 14
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                                                September 2017, ISIN US748305BG31)

3.        Specific Currency or Currencies:      AUD ("A$")

4.  (i)   Issue price:                          108.097%

    (ii)  Dealers' fees and commissions paid    No fee or commission is payable in
          by Issuer:                            respect of the issue of the
                                                bond(s) described in these final
                                                terms (which will constitute a
                                                "pricing supplement" for purposes
                                                of any offers or sales in the
                                                United States or to U.S. persons).
                                                Instead, QTC pays fees and
                                                commissions in accordance with the
                                                procedure described in the QTC
                                                Fixed Interest Distribution Group
                                                Operational Guidelines.

5.        Specified Denominations:              A$1,000

6.  (i)   Issue Date:                           27 August 2010

    (ii)  Record Date (date on and from which   6 March / 6 September. Security
          security is Ex-interest):             will be ex-interest on and from 7
                                                March / 7 September.

    (iii) Interest Payment Dates:               14 March / 14 September

7.        Maturity Date:                        14 September 2017

8.        Interest Basis:                       6 per cent Fixed Rate

9.        Redemption/Payment Basis:             Redemption at par

10.       Change of Interest Basis or           Not Applicable
          Redemption/Payment Basis:

11. (i)   Status of the Bonds:                  Senior and rank pari passu with
                                                other senior, unsecured debt
                                                obligations of QTC

    (ii)  Status of the Guarantee:              Senior and ranks pari passu with
                                                all its other unsecured obligations

12.       Method of distribution:               Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note Provisions
          Applicable

    (i)   Rate(s) of Interest:                  6 per cent per annum payable
                                                semi-annually in arrears

    (ii)  Interest Payment Date(s):             14 March and 14 September in each
                                                year up to and including the
                                                Maturity Date

    (iii) Fixed Coupon Amount(s):               A$30 per A$1,000 in nominal amount
          (Applicable to bonds in definitive
          form)

    (iv)  Determination Date(s):                Not Applicable

    (v)   Other terms relating to the method    None
          of calculating interest for Fixed
          Rate Bonds:
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PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:              A$1,000 per bond of A$1,000
                                                Specified Denomination
                                                (NB: If the Final Redemption
                                                Amount is other than 100 per cent.
                                                of the nominal value the bonds
                                                will be derivative securities for
                                                the purposes of the Prospectus
                                                Directive and the requirements of
                                                Annex XII to the Prospectus
                                                Directive Regulation will apply
                                                and the Issuer will prepare and
                                                publish a supplement to the
                                                Prospectus)

15.       Early Redemption Amount(s) payable    Not Applicable
          on redemption for taxation reasons
          or on event of default and/or the
          method of calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                        Permanent Global Note not
                                                exchangeable for Definitive Bonds

17.       Additional Financial Centre(s) or     Not Applicable
          other special provisions relating
          to Payment Dates:

18.       Talons for future Coupons or          No
          Receipts to be attached to
          Definitive Bonds (and dates on
          which such Talons mature):

19.       Other terms or special conditions:    Not Applicable

                                                (When adding any other final terms
                                                consideration should be given as
                                                to whether such terms constitute
                                                "significant new factors" and
                                                consequently trigger the need for
                                                a supplement to the Prospectus
                                                under Article 16 of the Prospectus
                                                Directive)

DISTRIBUTION

20. (i)   If syndicated, names and addresses    Not Applicable
          of Managers and underwriting
          commitments:

    (ii)  Date of Dealer Agreement:             11 December 2009

    (iii) Stabilizing Manager(s) (if any):      Not Applicable

21.       If non-syndicated, name and address   Westpac Banking Corporation
          of relevant Dealer:                   Level 4
                                                255 Elizabeth Street
                                                Sydney NSW 2000

22.       Whether TEFRA D or TEFRA C rules      TEFRA Not Applicable
          applicable or TEFRA rules not
          applicable:

23.       Non exempt Offer                      Not Applicable
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                                                (N.B. Consider any local
                                                regulatory requirements necessary
                                                to be fulfilled so as to be able
                                                to make a non-exempt offer in
                                                relevant jurisdictions. No such
                                                offer should be made in any
                                                relevant jurisdiction until those
                                                requirements have been met.
                                                Non-exempt offers may only be made
                                                into jurisdictions in which the
                                                base prospectus (and any
                                                supplement) has been
                                                notified/passported.)

24.       Additional selling restrictions:      Not Applicable
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LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    --------------------------------
    Duly authorized

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                            PART B--OTHER INFORMATION

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1.     LISTING AND ADMISSION TO TRADING

       (i) Listing                              Bourse de Luxembourg.

       (ii) Admission to trading:               Application has been made by the
                                                Issuer (or on its behalf) for the
                                                bonds to be admitted to trading on
                                                the regulated market of the Bourse
                                                de Luxembourg with effect from the
                                                Issue Date.

                                                (Where documenting a fungible
                                                issue need to indicate that
                                                original securities are already
                                                admitted to trading.)

2.     RATINGS

       Ratings:                                 The bonds to be issued have been
                                                rated:
                                                S&P: AAA
                                                Moody's: Aaa

                                                An obligation rate 'AAA' by S&P
                                                has the highest credit rating
                                                assigned by Standard & Poor's. The
                                                obligor's capacity to meet its
                                                financial commitment on the
                                                obligation is extremely strong.

                                                Obligations rated 'AAA' by Moody's
                                                are judged to be of the highest
                                                quality with minimal credit risk.

                                                A credit rating is not a
                                                recommendation to buy, sell or
                                                hold securities and may be revised
                                                or withdrawn by the rating agency
                                                at any time. Each rating should be
                                                evaluated independently of any
                                                other rating.

                                                (The above disclosure should
                                                reflect the rating allocated to
                                                bonds issued under the bond
                                                facility generally or, where the
                                                issue has been specifically rated,
                                                that rating.)

3.     INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests]
[(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus
Directive.)]

4.     REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)    Reasons for the Offer:                   See "Use of Proceeds" section in
                                                the prospectus supplement--if
                                                reasons for offer different from
                                                making profit and/or hedging
                                                certain risks will need to include
                                                those reasons here.

(ii)   Estimated net proceeds:                  Not Applicable.
                                                (If proceeds are intended for more
                                                than
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                                                one use will need to split
                                                out and present in order of
                                                priority. If proceeds insufficient
                                                to fund all proposed uses state
                                                amount and sources of other
                                                funding.)

(iii)  Estimated total expenses:                Not Applicable.
                                                [Expenses are required to be
                                                broken down into each principal
                                                intended "use" and presented in
                                                order of priority of such "uses".]

5.     YIELD

       Indication of yield:                     5.08%
                                                Calculated as 7 basis points less
                                                than the yield on the equivalent
                                                A$ Domestic Bond issued by the
                                                Issuer under its Domestic A$ Bond
                                                Facility on the Trade Date.
                                                The yield is calculated at the
                                                Trade Date on the basis of the
                                                Issue Price. It is not an
                                                indication of future yield.

6.     OPERATIONAL INFORMATION

(i)    ISIN Code:                               US748305BG31

(ii)   Common Code:                             027594204

(iii)  CUSIP Code:                              748305BG3

(iv)   Any clearing system(s) other than        Not Applicable
       Depositary Trust Company, Euroclear
       Bank S.A./N.V. and Clearstream
       Banking, societe anonyme and the
       relevant identification number(s):

(v)    Delivery:                                Delivery free of payment

(vi)   Names and addresses of additional        [  ]
       Paying Agent(s) (if any):

7.     TERMS AND CONDITIONS OF THE OFFER

(i)    Offer Price;                             Not applicable

(ii)   [Conditions to which the offer is        Not applicable
       subject;]

(iii)  [Description of the application          Not applicable
       process;]

(iv)   [Details of the minimum and/or maximum   Not applicable
       amount of application;]

(v)    [Description of possibility to reduce    Not applicable
       subscriptions and manner for refunding
       excess amount paid by applicants;]

(vi)   [Details of the method and time limits   Not applicable
       for paying up and delivering the
       bonds;]

(vii)  [Manner in and date on which results     Not applicable
       of the offer are to be made public;]
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(viii) [Procedure for exercise of any right     Not applicable
       of pre-emption, negotiability of
       subscription rights and treatment of
       subscription rights not exercised;]

(ix)   [Categories of potential investors to    Not applicable
       which the bonds are offered and
       whether tranche(s) have been reserved
       for certain countries;]

(x)    [Process for notification to             Not applicable
       applicants of the amount allotted and
       the indication whether dealing may
       begin before notification is made;]

(xi)   [Amount of any expenses and taxes        Not applicable
       specifically charged to the subscriber
       or Purchaser;]

(xii)  [Name(s) and address(es), to the         None
       extent know to the Issuer, of the
       placers in the various countries where
       the offer takes place.]
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